Exhibit 99.2

EASTERLY GOVERNMENT PROPERTIES, INC. COMPLETES

$207.0 MILLION INITIAL PUBLIC OFFERING

WASHINGTON, D.C. – February 11, 2015 – Easterly Government Properties, Inc. (NYSE: DEA) today announced that is has completed its initial public offering of 13.8 million shares of its common stock at a price to the public of $15.00 per share, including 1.8 million shares sold in connection with the full exercise of the option to purchase additional shares granted to the underwriters, resulting in gross proceeds of $207.0 million.

Easterly intends to use the net proceeds of the offering, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the company, primarily for the repayment of indebtedness and certain fees and expenses and for general corporate purposes.

Citigroup, Raymond James and RBC Capital Markets acted as joint bookrunners for the offering.

The offering of these securities was made only by means of a prospectus. A copy of the final prospectus relating to the offering may be obtained from: Citigroup, Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by phone at (800) 831-9146; Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716 or by phone at (800) 248-8863; or RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281 or by phone at (877) 822-4089. The final prospectus may also be accessed through the website of the U.S. Securities and Exchange Commission (“SEC”) at www.sec.gov.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Statements in this release relating to the use of proceeds are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, without limitation: capital market risks and the impact of general economic or industry conditions. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this news release. We intend these forward-looking statements to speak only as of the time of this release and do not undertake any obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.

About Easterly Government Properties, Inc.

Based in Washington, D.C., Easterly Government Properties, Inc. is a newly organized corporation that intends to qualify as a real estate investment trust, or REIT, focused primarily on the acquisition, development and management of Class A commercial properties leased to U.S. Government agencies through the U.S. General Services Administration, or GSA.

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MEDIA CONTACT:

Alison Bernard

Easterly Government Properties, Inc.

202-595-3141

abernard@easterlyreit.com